Exhibit (n)(1)




                   NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

        Neuberger Berman Advisers Management Trust ("Trust") hereby adopts this Multiple Class Plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act") on behalf of its series (each, a "Portfolio" and collectively, the "Portfolios").

A.      GENERAL DESCRIPTION OF CLASSES OFFERED.

        Each Portfolio shall have one or more of the following classes (each, a "Class" and collectively, the "Classes"), as may from time to time be created by the Board of Trustees of the Trust acting pursuant to the Declaration of Trust.

        1. CLASS I SHARES. Each Portfolio designated on Attachment A issues or is authorized to issue its shares of beneficial interest ("Shares") in a Class designated as "Class I Shares." Class I Shares of a Portfolio may be offered to separate accounts of life insurance companies to serve as an investment vehicle for variable annuity contracts and/or variable life insurance policies (collectively, "Variable Contracts") funded by the separate accounts, and may be offered to qualified pension and retirement plans and to other persons, provided that such other persons may hold such Shares consistent with tax requirements that apply to the Variable Contracts under Treasury Regulation
Section 1.817-5 ("Qualified Plans").

        Class I Shares are subject to no front-end or back-end sales load and pay no distribution fee. The Class I shares may pay certain non-distribution expenses related to participating in fund supermarket or warehousing programs or Neuberger Berman Fund Advisory Services, as may be approved from time to time by the Board of Trustees.

        Shareholder services may be provided to holders of Class I Shares by Neuberger Berman Management Inc. ("NBMI") and the transfer agent. Shareholder services may be provided to beneficial owners (or trusts holding on behalf of beneficial owners) of Class I Shares which may include owners of the Variable Contracts by the Institutions through which they hold Class I Shares, which may include the life insurance companies that issued the Variable Contracts or their affiliates.

        2. CLASS S SHARES. Each Portfolio designated on Attachment B issues or is authorized to issue its Shares in a class designated as "Class S Shares." Class S Shares of a Portfolio may be offered to separate accounts of life insurance companies to serve as an investment vehicle for Variable Contracts funded by the separate accounts, and may be offered to Qualified Plans.

        Class S Shares are subject to no front-end or back-end sales load. Class S Shares of a Portfolio pay a fee for distribution and shareholder services at an annual rate of up to 0.25% of average daily net assets pursuant to a Distribution and Shareholder Services Plan for Class S Shares adopted under Rule 12b-1 under the 1940 Act.

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        Shareholder services are provided to holders of Class S Shares by NBMI and the transfer agent. Shareholder services may be provided to beneficial owners (or trusts holding on behalf of beneficial owners) of Class S Shares which may include owners of the Variable Contracts by the Institutions through which they hold Class S Shares, which may include the life insurance companies that issued the Variable Contracts or their affiliates.

B.      EXPENSE ALLOCATIONS OF EACH CLASS

        1. Certain expenses may be attributable to a particular Class of Shares ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding Shares of that Class. Fees and expenses that are not Class Expenses are allocated among the Classes on the basis of their respective net asset values.

        In addition to the distribution and shareholder services fees described above, each Class also could pay a different amount of the following other expenses:

                (a) transfer agent fees identified as being attributable to a specific Class of Shares;

                (b) stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class of Shares;

                (c)     Blue Sky fees incurred by a specific Class of Shares;

                (d) SEC registration fees incurred by a specific Class of Shares;

                (e) Trustees' fees or expenses incurred as a result of issues relating to a specific Class of Shares;

                (f) accounting expenses relating solely to a specific Class of Shares;

                (g) auditors' fees, litigation expenses and legal fees and expenses relating to a specific Class of Shares;

                (h) expenses incurred in connection with shareholders' meetings as a result of issues relating to a specific Class of Shares;

                (i) expenses incurred in connection with organizing and offering to investors a new Class of Shares; and

                (j) other expenses incurred attributable to a specific Class of Shares.

        2. NBMI may agree to waive the fees and/or reimburse the Class Expenses of any Class of any Portfolio.

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        3.      NBMI may agree to waive the fees and/or reimburse the non-Class
Expenses of any Portfolio. Such waiver or reimbursement will be allocated to each Class of the Portfolio in the same proportion as the fee or expense being waived or reimbursed.

C.      EXCHANGE PRIVILEGES

        There are no exchange privileges among the Classes.

D.      CONVERSION FEATURES

        There are no conversion features among the Classes.

E.      ADDITIONAL INFORMATION

        The Prospectus and Statement of Additional Information for each Portfolio and/or Class may contain additional information about the Classes and the Trust's multiple class structure; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes set forth in this Plan.

F.      EFFECTIVE DATE; AMENDMENTS

        This Plan is effective on May 1, 2002. Before any material amendments can be made to this Plan, a majority of the Board of Trustees of the Trust, and a majority of the Trustees who are not interested persons of the Trust (as defined in Section 2(a)(19) of the 1940 Act) must find that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each Class individually and the Trust as a whole.

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                                  ATTACHMENT A

Portfolio

Balanced Portfolio

Growth Portfolio

Guardian Portfolio

Lehman Brothers Short Duration Bond Portfolio

Mid-Cap Growth Portfolio

Partners Portfolio

Regency Portfolio

Socially Responsive Portfolio

                                  ATTACHMENT B

Portfolio

Fasciano Portfolio

Guardian Portfolio

Lehman Brothers High Income Bond Portfolio

International Portfolio

International Large Cap Portfolio

Mid-Cap Growth Portfolio

Real Estate Portfolio

Regency Portfolio

Socially Responsive Portfolio